News Release
Contact: Glen L. Stiteley, Chief Financial Officer
   (815) 725-1885
Source:   First Community Financial Partners, Inc.

First Community Financial Partners to Ring Closing Bell at NASDAQ on Monday, August 3, 2015

JOLIET, IL, July 29, 2015 - First Community Financial Partners, Inc. (NASDAQ:FCFP) ("First Community" or the "Company"), the parent company of First Community Financial Bank (the "Bank"), based in Plainfield, Illinois, with six banking offices serving greater Chicagoland, today announced that it will be ringing the closing bell at the NASDAQ Marketsite on Monday, August 3, 2015. First Community began trading on the NASDAQ Capital Market on Friday, July 17, 2015.

“We are proud to be participating in the NASDAQ Closing Bell Ceremony,” said Roy Thygesen, Chief Executive Officer of the Company. “Monday will mark an important day in the history of First Community. We believe that the enhanced trading platform will provide greater liquidity and value for our shareholders. We are thrilled to have a new home for our common stock.”

A webcast of the Nasdaq Closing Bell will be available at: https://new.livestream.com/nasdaq/live. The ceremony will begin at approximately 2:50 p.m. CT (3:50 ET).

About First Community Financial Partners, Inc.: First Community Financial Partners, Inc., headquartered in Joliet, Illinois, is a bank holding company whose common stock currently trades on the NASDAQ Capital Market (NASDAQ:FCFP). First Community Financial Partners has one bank subsidiary, First Community Financial Bank. First Community Financial Bank, based in Plainfield, Illinois, is a wholly owned banking subsidiary of First Community Financial Partners, with locations in Joliet, Plainfield, Homer Glen, Channahon, Naperville and Burr Ridge, Illinois. The Bank is dedicated to its founding principles by being actively involved in the communities it serves and providing exceptional personal service delivered by experienced local professionals.